Exhibit 26 (n) i.

Consent of Independent Registered Public Accounting Firm

The Board of Directors of MML Bay State Life Insurance Company and

Policy owners of MML Bay State Variable Life Separate Account I:

We consent to the use in this Post-Effective Amendment No. 28 to Registration Statement No. 033-19605 on Form N-6 of our report dated March 1, 2011 with respect to the statement of assets and liabilities of MML Bay State Variable Life Separate Account I as of December 31, 2010 and the related statements of operations and changes in net assets for each of the years or periods in the two-year period then ended and the financial highlights for each of the years or periods in the five-year period then ended and of our report dated February 21, 2011 with respect to the statutory statements of financial position of MML Bay State Life Insurance Company (“the Company”) as of December 31, 2010 and 2009 and the related statutory statements of income (loss), changes in shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2010, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

Our report dated February 21, 2011 includes explanatory language that states that the Company prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the State of Connecticut Insurance Department, (“statutory accounting practices”) which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s statutory financial statements are not presented fairly in conformity with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in conformity with statutory accounting practices. In addition, that report refers to the Company’s change in its method of accounting for variable annuity reserves and deferred income tax assets in 2009.

/s/ KPMG LLC

Hartford, Connecticut

April 25, 2011